Exhibit 10(s)

AGREEMENT, RELEASE AND WAIVER

This Agreement, Release and Waiver (“Agreement”) is entered into by and between Eric P. Grubman (“Grubman”) and Constellation Energy Group, Inc. (“Company”).

1.             In consideration of Grubman’s provision of certain waivers as set forth in this Agreement in connection with his voluntary resignation from employment with the Company effective December 1, 2001, the Company agrees to provide to Grubman (a) a $2,075,000 lump sum cash payment payable on or before the 8th day following Grubman’s execution of this Agreement provided Grubman has not revoked the Agreement as set forth in paragraph 15; (b) access to secretarial support from Janice Sawyer until December 31, 2001; (c) reimbursement (subject to gross-up for payroll tax withholding) for the following expenses incurred and paid by Grubman (i) lease expense on 100 Harborview Apt. PH-2D from September 1, 2001 until December 31, 2001, (ii) rental expense from September 1, 2001 until December 31, 2001 for furniture at the apartment in (i),  (iii) real estate commission on the sale of one of Grubman’s Baltimore area residential dwellings if such dwelling is sold before March 31, 2002, such commission reimbursement not to exceed $20,000, and (iv) moving and storage expenses related to any move out of the apartment in (i) incurred on or before December 31, 2002; (d) reimbursement for moving and storage expenses incurred before June 15, 2002 related to any move out of Grubman’s office at 250 West Pratt Street; (e) up to 18 monthly cash payments of $584.95 commencing on or before January 15, 2002 (subject to gross-up for payroll taxes) toward the cost of health coverage, which monthly cash payments approximate on an after-tax basis the monthly premium cost of medical and dental coverage for Grubman as if he were an active employee and which shall cease effective on the date Grubman is eligible for health coverage through another employer; (f) maintenance by the Company until December 31, 2002 of Grubman’s memberships for any clubs for which Company paid Grubman’s membership fees as of November 30, 2001.  The foregoing consideration is over and above any benefits to which Grubman will be entitled under the Company’s benefit plans and policies as a result of his resignation from employment with the Company effective December 1, 2001, which benefits both parties acknowledge are set forth in Attachment A.

2.             The Company hereby agrees to provide the benefits set forth in paragraph 1 to Grubman from the Company’s general assets, and where applicable in accordance with the terms of the referenced benefit plans.  Except as set forth in the applicable benefit plans, such amounts set forth in paragraph 1 are not subject to alienation, assignment, attachment, garnishment or other legal process by or on behalf of Grubman until such amounts are actually received by him.  Such payments are subject to applicable payroll tax withholding and will not be considered as compensation for purposes of the Company’s retirement or welfare benefit plans.

3.             In exchange for the Company’s agreement to provide the consideration set forth in paragraph 1, Grubman knowingly, freely and voluntarily agrees that, to the full extent the law permits, he hereby releases and discharges the Company and any company controlling, controlled by or under common control with the Company (“Affiliate”), their successors, officers, directors, agents, representatives or employees from any and all debts, obligations, claims, demands, judgments or causes of action of any kind whatsoever, known or unknown, in tort, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), and/or reimbursements of costs of any kind, including, but not limited to any and all claims, demands, rights and/or causes of action which might arise out of allegations relating to a claimed breach of contract (express or implied), or any tort, legal actions under Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. § 2000e et seq.), the Civil Rights Act of 1866 and 1871 (42 U.S.C. §§ 1981 and 1983), the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), the Equal Pay Act (29 U.S.C. § 206(d)(1)), the Rehabilitation Act (29 U.S.C. §§ 701-704), Executive Order 11246, or any other Federal, State, local or common law concerning age, gender, race, religion, national origin, disability or any other protected classification or category which expressly or impliedly may form the basis of alleged discrimination, or any other law or regulation.  To the extent any such actions are pending, Grubman agrees that they are or will be immediately withdrawn before or upon his commencement of receipt of the consideration set forth in paragraph 1.  Grubman also knowingly and voluntarily agrees that, to the full extent the law permits, he waives any and all causes of action and will not file, cause to be filed, or voluntarily assist in the prosecution of any charges, claims, lawsuits, or other actions of any kind against the Company, its Affiliates and/or or their successors, officers, directors, agents, representatives or employees.  Grubman is not waiving claims that may arise based on events occurring after he executes this Agreement, and is not waiving rights to enforce this Agreement.  Grubman further acknowledges that he expressly waives any right with respect to and forfeits any equity grant made at any time to him by the Company and any other remuneration or benefits not expressly set forth in paragraph 1 and Attachment A.   Notwithstanding anything in this Agreement to the contrary, Company acknowledges that Grubman’s right to indemnification under Company by-laws, charter, and coverage under any Director’s and Officer’s insurance, for acts and omissions incurred while Grubman was an employee of Company, is not waived by Grubman under this Agreement.

Additionally, Grubman does specifically, knowingly and voluntarily waive any and all rights or claims he may have under the Age Discrimination in Employment Act (ADEA).

Subject to paragraphs 6, 7, 8, 9, and 10, Company releases and discharges Grubman from all debts, obligations, claims, demands judgments or causes of action of any kind whatsoever, known or unknown, in tort, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorneys’ fees), and/or reimbursements of costs of any kind, including, but not limited to any and all claims, demands, rights and/or causes of action which might arise out of allegations relating to a claimed breach of contract (express or implied), or any tort. To the extent any such actions are pending, Company agrees that they are or will be immediately withdrawn before or upon the expiration of the 7-day period in paragraph 15.  Company also agrees that, to the full extent the law permits, it waives any and all causes of action and will not file, cause to be filed, or voluntarily assist in the prosecution of any charges, claims, lawsuits, or other actions of any kind against Grubman.  Company is not waiving claims that may arise based on events occurring after it executes this Agreement.

4.             Nothing in this Agreement, including the payment of any sum by the Company, constitutes an admission by the Company or any Affiliate of any legal wrong.

5.             The parties agree that the terms of this Agreement including the consideration set forth in paragraph 1 are confidential and will not be disclosed to any non-parties hereto; provided, however, that Grubman may disclose such information to his spouse, personal attorney, and personal accountant and financial advisors, and otherwise as required by law or order of a court.  Should Grubman wish to consult with anyone else he deems appropriate to review this Agreement, he must first obtain the written consent of the Company which will not be unreasonably withheld.  In addition, the Company may disclose such information as is necessary, in its sole discretion, to federal or state agencies or to comply with any law.

6.             Grubman acknowledges that while he was an active employee of the Company or any Affiliate, he received or had access to confidential and proprietary information which is a valuable, special and unique asset of the Company and/or its Affiliates.  Accordingly, Grubman agrees that, for a period of one year from the date of this Agreement (noted in the final sentence of this Agreement), he shall not (directly or indirectly) divulge or communicate to any person (except as compelled by order of a court of competent jurisdiction if Grubman provides the Company with notice at least 10 business days before complying with such order, to provide the Company the opportunity to challenge the order), confidential commercial information, or any other business or commercial information, or data of the Company, its customers, or any Affiliates, which is not generally known to the public.

Grubman further agrees that he will, as soon as reasonably practicable following his resignation from employment with the Company, return to the Company all Company and Affiliate property, as well as all books, records, customer and pricing lists, correspondence, contracts or orders, advertising or promotional materials, and other written, typed or printed materials, whether furnished by the Company or prepared by Grubman, which contain any information relating to the Company’s business, and Grubman agrees that he will neither make nor retain copies of such materials; provided, however, that any correspondence prepared by or addressed to Grubman may be retained by Grubman subject to Grubman’s obligation not to disclose confidential information as set forth in this paragraph 6.

7.             Grubman agrees to refrain from making any untruthful oral or written statements to the public, or to any third party, about the Company or its Affiliates, their business practices, or the business practices of any present or former officers, directors, executives, employees, representatives, agents or customers or any related services of the Company, or any general matter concerning the Company or any of its Affiliates’ reputation, standing in the business community, or business practices.    Company agrees to refrain from making any untruthful oral or written statements to the public, or to any third party, about Grubman, his reputation, standing in the business community, or business practices.

8.             Grubman agrees that prior to July 1, 2002, he will not directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in  certain entities as reasonably requested by the Company and agreed to by Grubman in writing.  For purposes of this Agreement, Grubman shall be deemed to be engaged in or have a financial interest in such entity  if he is an employee, officer, director, member, principal or partner, of such entity, or if he directly or indirectly performs services for such entity or if he or any member of his immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided, however, that the foregoing shall not prohibit Grubman or a member of his immediate family from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.

9.             Prior to July 1, 2002, Grubman will not, directly or indirectly, either as a proprietor, stockholder, partner, principal, officer, employee, consultant, advisor or otherwise, personally induce or entice any employee of the Company or an Affiliate to leave such employ; provided, however, that Grubman will not be precluded from hiring any such employee who he has not so induced or enticed.

10.           In the event of a breach or threatened breach by Grubman of the provisions of paragraphs 6, 7, 8, or 9 of this Agreement, Grubman agrees that the Company will be authorized and entitled to obtain, from any court of competent jurisdiction, an injunction restraining Grubman from such breach and from rendering any services to any person, firm, or entity in breach of such paragraphs.  Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for a breach or threatened breach of paragraphs 6, 7, 8, or 9.

11.           In the event any provision of paragraphs 6, 7, 8, or 9  of this Agreement is held to be an unreasonable restriction upon Grubman, the court so holding may reduce the territory to which it pertains and/or the period of time in which it operates, or order any other change to the extent necessary to render such provision enforceable.

12.           If it is determined by a court of competent jurisdiction that Grubman has failed to comply with one or more terms of this Agreement, the damages, if any, which the Company may receive from him shall not exceed, in the aggregate, the value of the payments described in paragraph 1.

13.           Grubman acknowledges that the Company has advised him to consult with an attorney prior to executing this Agreement.

14.           Grubman acknowledges that he has a period of at least twenty-one (21) calendar days to consider this Agreement.  Grubman further acknowledges that if this Agreement, signed by him, is not received by the Vice President of Human Resources, Constellation Energy Group, Inc., 24th Floor, 250 West Pratt Street, Baltimore, Maryland 21201, on or before December 24, 2001, this Agreement is null and void and unenforceable by the parties, and Grubman will not be entitled to the consideration set forth in paragraph 1.

15.           Grubman acknowledges that he has been specifically informed by the Company that for a period of seven (7) calendar days following the date of his execution of this Agreement (as indicated in the last paragraph of this Agreement) he has the absolute right to revoke this

Agreement by notifying Vice President of Human Resources, Constellation Energy Group, Inc., in writing on or before the expiration of the seven (7) day period.

16.           This Agreement shall not become effective or enforceable until the aforesaid seven (7) calendar day revocation period has expired.

17.           This Agreement supersedes any and all other agreements or proposals, written or oral, made by the Company or any Affiliate, or on their behalf to Grubman, and this Agreement is the full and final understanding between the parties; provided, however that any written document designating an entity referenced in paragraph 8 shall be deemed a part of this Agreement.

18.           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.  This Agreement may only be modified by a written agreement signed by the parties.

19.           This Agreement shall be governed by the laws of Maryland.

20.           Grubman does hereby acknowledge that he has read and understands this Agreement.

21.           Grubman does hereby acknowledge that he has signed this Agreement freely and voluntarily.

IN WITNESS WHEREOF, Eric P. Grubman does hereby execute this Agreement on this         day of December, 2001.

(Seal)
Eric P. Grubman

Received and accepted by:	CONSTELLATION ENERGY GROUP,
INC.

	By:	(Seal)
Name: Mayo A. Shattuck III
Title: President and Chief Executive Officer

Benefits

Health and dental benefit COBRA coverage.

Ability to convert employee life insurance coverage to an individual policy.

Ability to convert disability insurance coverage to an individual policy.

Payout for unused vacation.

Tax and estate planning services rendered through December 1, 2001.